Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of XIAO-I CORPORATION on Form F-3 of our report dated April 28, 2023, with respect to our audits of the consolidated financial statements of XIAO-I CORPORATION as of December 31, 2022 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 20-F of XIAO-I CORPORATION for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on December 5, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

May 10, 2024